Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of this 22nd day of October, 2010, by and between MIDLAND STATES BANCORP, INC., a Delaware corporation (“Midland”), and NEW MIDLAND STATES, INC., an Illinois corporation and a wholly owned subsidiary of Midland (“Newco”).  Midland and Newco may be referred to herein as the “Constituent Corporations.”

RECITALS

A.                                    Midland is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having its registered office in the State of Delaware at 1209 Orange Street in the City of Wilmington, County of New Castle, and whose registered agent in charge of such office is The Corporation Trust Company.

B.                                    Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, having its registered office in the State of Illinois at 133 West Jefferson Avenue, Effingham, Illinois, County of Effingham, and whose registered agent is Douglas J. Tucker.

C.                                    Newco has been organized solely for the purpose of merging with Midland and has not conducted any business other than business relating to its organization and to the merger contemplated in this Agreement.

D.                                    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Sections 368(a)(1)(F) and (E) of the Code.

E.                                      As of the date of this Agreement, the authorized capital stock of Midland consists of 1,500,000 shares of common stock, par value $2.00 per share, of which 416,646 shares are issued and outstanding, and 150,000 shares of preferred stock, par value $2.00 per share, of which:

a.               10,189 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and none of which shares are outstanding;

b.              510.02004 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and none of which shares are outstanding;

c.               3,130 shares have been designated as Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share (the “Delaware Series C Preferred Stock”), and of which 2,360 shares are issued and outstanding; and

d.              4,400 shares have been designated as Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share (the “Delaware Series D Preferred Stock”), and of which 2,377 shares are issued and outstanding.

F.                                      As of the date of this Agreement: (i) the authorized capital stock of Newco consists of 40,000,000 shares of common stock, par value of $0.01 per share, of which 100 shares are issued and outstanding, and 4,000,000 shares of preferred stock, par value of $2.00 per share, of which 2,360 shares have been designated as Series C 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share (the “Illinois Series C Preferred Stock”), and 2,377 shares have been designated as Series D 9% Non-Cumulative Perpetual Convertible Preferred Stock, liquidation preference $10,000 per share (the “Illinois Series D Preferred Stock”), but none of which shares of preferred stock are issued and outstanding; and (ii) Midland owns all of the 100 outstanding shares of the common stock of Newco.

AGREEMENTS

NOW, THEREFORE, in consideration of the recitals, which are hereby incorporated into this Agreement, and the mutual covenants hereinafter set forth, the parties hereto agree that Midland shall be merged with and into Newco, and that the terms and conditions of such merger and the manner of carrying the same into effect shall be as follows:

1.                                      The Merger.  At the Effective Time (as defined in Section 8), Midland and Newco shall be merged into a single corporation pursuant to the terms and conditions hereinafter set forth and in accordance with the applicable provisions of the Delaware General Corporation Law (“Delaware Law”) and the Illinois Business Corporation Act of 1983 (“Illinois Law”) pursuant to a merger whereby Midland will be merged into Newco, with Newco being the surviving corporation (the “Merger”).  After the consummation of the Merger, Newco may be referred to as the “Surviving Corporation.”  Upon consummation of the Merger, the separate existence and corporate organization of Midland shall cease, and the existence of Newco shall continue unaffected and unimpaired by the Merger with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities of a corporation organized under Illinois Law.  The name of the Surviving Corporation shall be changed to “Midland States Bancorp, Inc.” immediately following the Effective Time.

2.                                      Articles of Incorporation and Bylaws.  Upon the consummation of the Merger, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Newco as existing immediately preceding the Merger until the same shall be amended in the manner provided in Illinois Law, and the Bylaws of the Surviving Corporation shall be the Bylaws of Newco as existing immediately preceding the Merger until the same shall be amended in the manner provided in Illinois Law; provided, however, that the Articles of Incorporation of the Surviving Corporation shall be amended immediately following the Effective Time to change the name of the Surviving Corporation to “Midland States Bancorp, Inc.” and the Bylaws of the Surviving Corporation shall be amended to reflect such change.

3.                                      Directors and Officers.  Upon the consummation of the Merger, the directors and senior executive officers of Newco immediately prior to the Effective Time shall become and remain the directors and officers of the Surviving Corporation until their respective successors are elected or appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation.

4.                                      Effect of Merger.  At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of each of the Constituent Corporations.  All property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every interest of, or belonging to, or due to, each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in, or continue to be vested in, the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thereupon and thereafter be responsible and liable for all of the liabilities and obligations of each of the Constituent Corporations and any claim existing, or action or proceeding pending against either of the Constituent Corporations may be prosecuted against the Surviving Corporation in place of either or both of the Constituent Corporations.  Neither the rights of creditors nor any liens upon the property of either Constituent Corporation shall be impaired by the Merger.  All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Midland, its stockholders, board of directors and committees thereof, officers and agents, which were valid and effective immediately prior to the Effective Time of the Merger, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be effective and binding thereon as if the same were with respect to Midland.  The employees and agents of Midland shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Midland.

5.                                      Cancellation and Conversion of Securities.  At the Effective Time, each of the 100 shares of the issued and outstanding common stock of Newco owned by the sole shareholder of Newco immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Newco, Midland or the holders of the capital stock of Newco or Midland, shall be cancelled.  At the Effective Time:

(a)                                  each of the shares of the issued and outstanding common stock of Midland owned by the stockholders of Midland immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Midland, Newco or the holders of the common stock of

Midland, shall be converted into ten (10) fully paid and non-assessable shares of the common stock of the Surviving Corporation;

(b)                                 each of the shares of the issued and outstanding common stock of Midland owned by the stockholders of Midland immediately prior to the Effective Time that is restricted or not fully vested shall upon conversion have the same restrictions or vesting arrangements applicable to such shares as prior to the conversion;

(c)                                  each of the shares of the issued and outstanding Delaware Series C Preferred Stock of Midland owned by the stockholders of Midland immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Midland, Newco or the holders of the preferred stock of Midland, shall be converted into one share of the Illinois Series C Preferred Stock of the Surviving Corporation;

(d)                                 each of the shares of the issued and outstanding Delaware Series D Preferred Stock of Midland owned by the stockholders of Midland immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Midland, Newco or the holders of the preferred stock of Midland, shall be converted into one share of the Illinois Series D Preferred Stock of the Surviving Corporation; and

(e)                                  the Surviving Corporation shall assume and continue the stock option plans and all other employee benefit, profit sharing and incentive compensation plans of Midland; each outstanding and unexercised option, warrant and stock purchase right (each, a “Derivative Security”) of Midland shall become a Derivative Security of the Surviving Corporation on the basis of ten (10) shares of common stock of the Surviving Corporation for each one share of common stock of Midland issuable pursuant to any such Derivative Security, on the same terms and conditions applicable to any such Midland Derivative Security at the Effective Time; and the exercise price for each share of common stock of the Surviving Corporation issuable pursuant to any such Derivative Security shall be equal to the exercise price applicable to any such Midland Derivative Security at the Effective Time, adjusted as necessary to account for the conversion ratio set forth in Section 5(a).

6.                                      Stock Certificates.  From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of capital stock of Midland (including the Delaware Series C Preferred Stock and the Delaware Series D Preferred Stock) shall be deemed for all purposes to evidence ownership and to represent the shares of capital stock of the Surviving Corporation into which such shares of Midland represented by such certificates have been converted as provided in Section 5.  The registered owner on the books and records of the Surviving Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of the Surviving Corporation evidenced by such outstanding certificates as above provided.  Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Midland so converted and given in exchange therefor, unless otherwise determined by the board of directors of the Surviving Corporation in compliance with applicable laws, and any additional legends required by applicable Blue Sky laws.  If any certificate for shares of Surviving Corporation stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the exchange agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

7.                                      Validity of Surviving Corporation Common Stock.  All shares of common stock of Midland into which shares of common stock of the Surviving Corporation are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such common stock of the Surviving Corporation.

8.                                      Effective Time of Merger.  The Effective Time of the Merger shall be the close of business on the day when the appropriate articles of merger with respect to the Merger (the “Articles of Merger”) have been accepted for filing by the Secretary of State of the State of Illinois (the “Effective Time”).

9.                                      Amendment.  At any time prior to the Effective Time, whether before or after approval by the respective stockholders of Midland and Newco, this Agreement may be amended by the mutual agreement of the boards of directors of Midland and Newco.

10.                               Termination.  At any time prior to the Effective Time, whether before or after approval by the respective stockholders of Midland and Newco, this Agreement may be terminated and the Merger abandoned by the mutual agreement of the boards of directors of Midland and Newco.

11.                               Expenses.  Newco, as the Surviving Corporation, shall pay all the expenses of carrying this Agreement into effect and accomplishing the Merger provided for herein.

12.                               Further Assurances.  If at any time or from time to time the Surviving Corporation shall determine or be advised that any further assignment or assurance in law is necessary or desirable to vest in the Surviving Corporation, or perfect its title to, any property or rights of Midland, the proper officers and directors of Midland shall execute, make and deliver, without further consideration, all such proper assignments and assurances in law and do all other things necessary or desirable to vest or perfect title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Midland, or otherwise, to take any and all such action.

13.                               Stockholder Approval.

(a)                                  This Agreement shall be submitted to the stockholders of Midland as provided by law.  Upon the approval or adoption thereof by the stockholders of Midland in accordance with the laws of the State of Delaware and the certificate of incorporation of Midland, and upon the execution, filing and recording of such documents and the doing of such acts and things as shall be required for accomplishing the Merger under the laws of the State of Delaware and the State of Illinois, this Agreement shall take effect and be deemed to be the Agreement and Plan of Merger of the Constituent Corporations.

(b)                                 By its execution and delivery of this Agreement, Midland, as the sole shareholder of Newco, consents to, approves and adopts this Agreement and the Articles of Merger, and approves the Merger.  Midland agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement, the Articles of Merger and the Merger as the sole shareholder of Newco.

14.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

15.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have set their hands the day and year first written above.

MIDLAND STATES BANCORP, INC.		NEW MIDLAND STATES, INC.
a Delaware corporation		an Illinois corporation

By:	/s/ Leon J. Holschbach	By:	/s/ Leon J. Holschbach
	Leon J. Hoslchbach		Leon J. Hoslchbach
	President		President